U.S. RESTAURANT PROPERTIES
   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                 Years ended December 31,                              Six months ended
                                    ------------------------------------------------------           --------------------

                                       1992       1993        1994        1995         1996           6/30/96     6/30/97
                                       ----       ----        ----        ----         ----           -------     -------

Net Income before extraordinary     2,485,713   4,527,598   4,932,670   5,222,588    7,472,531       3,184,694   4,098,746
  charges

Fixed Charges:
     Interest Expense                 126,018     108,825      89,914     262,404    2,558,334       1,011,747   3,702,797
     Amortization of Debt issue
         costs                              -           -           -       1,436      161,957          42,491     144,754
     Preferred Stock Dividend
         Requirements                       -           -           -           -            -               -           -
     Rent Exp.  Portion
         Representing Interest              -           -           -         375        4,800           1,073       8,546
                                    --------------------------------------------------------------------------------------
     Total Fixed Charges              126,018     108,825      89,914     264,215    2,725,091       1,055,311   3,856,097

Less Preferred Stock Dividend
     Requirements                           -           -           -           -            -               -           -
                                    --------------------------------------------------------------------------------------
Earnings                            2,611,731   4,636,423   5,022,584   5,486,803   10,197,622       4,240,005   7,954,843
                                    ======================================================================================

Ratio of Earnings to Fixed Charges      20.73       42.60       55.86       20.77         3.74        4.02        2.06

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